UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 5, 2015 (Date of earliest event reported)
Gas Natural Inc. (Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	001-34585 (Commission File Number)	27-3003768 (I.R.S. Employer Identification No.)

1375 East Ninth Street, Suite 3100, Cleveland, Ohio (Address of principal executive offices)	44114 (Zip Code)
(440) 701-5100 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 5, 2015, Public Gas Company, a Kentucky corporation (“PGC”) and a wholly-owned subsidiary of Gas Natural Inc. (the “Corporation”), executed an asset purchase agreement (the “Purchase Agreement”) for the sale of PGC’s natural gas distribution business located in the Commonwealth of Kentucky, including, but not limited to all pipelines, meters, inventory (including gas), work in progress, rights of way, licenses, easements, pipeline interconnections, office equipment, leases, fixtures, machinery, equipment, pipe vehicles and PGC’s files and records pertaining to the same (collectively, the “Business”) to Kentucky Frontier Gas, LLC, a Colorado limited liability company (“Frontier Gas”). The purchase price for the Business is $1,900,000. PGC annually distributes 147.4 million cubic feet within seven counties in eastern Kentucky. Frontier Gas is based in Prestonsburg, Kentucky and currently serves approximately 4,000 customers in the surrounding area. All of the transactions contemplated in the Purchase Agreement are collectively referred to as the “Transaction.”

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. The consummation of the Transaction depends upon the satisfaction or waiver of a number of customary closing conditions and the receipt of regulatory approvals.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement by and among Kentucky Frontier Gas, LLC, and Public Gas Company, dated as of August 5, 2015.

99.1	Press Release dated August 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:/s/ James E. Sprague
Its: Chief Financial Officer

Dated: August 11, 2015